Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick Corporate Secretary (631) 537-1001, ext. 7263

(Bridgehampton, NY - June 28, 2005) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB:BDGE), the holding company for The Bridgehampton National Bank, announced the declaration of a quarterly dividend of $0.23 per share. The dividend represents an increase of $0.01, up 4.5% from $0.22 the prior quarter, and on a year-to-date basis, an increase of 38.0%.  The dividend will be payable on July 21, 2005 to shareholders of record as of June 30, 2005. The Company continues its trend of uninterrupted dividends.

Federally chartered in 1910, the Bank was founded by local farmers and merchants.  For nearly a century, The Bridgehampton National Bank has maintained its focus on building business and consumer banking relationships on eastern Long Island.  The Bank offers a broad range of deposit and loan products and services through its full service branch network and through alternative delivery channels.

Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village and Southold.  The Bank plans to open its twelfth branch office in Westhampton Beach this fall.  In addition, the Bank operates Bridge Abstract LLC, a title insurance subsidiary.

The Bank continues a rich tradition of involvement in the local community, supporting programs and initiatives that promote local businesses, the environment, education, healthcare, social services and the arts.

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